For Immediate Release


Contacts:   Hannah Burns        (212) 272-2395
            Maura Gaenzle       (212) 272-4445
            Anne Graber         (212) 272-8188


THE BEAR STEARNS COMPANIES INC.
DECLARES 5% STOCK DIVIDEND;
DECLARES CASH DIVIDENDS

New York, New York -- January 29, 1997 -- The Bear Stearns Companies Inc. (NYSE:BSC) today announced quarterly cash dividends on its outstanding shares of common stock, on the outstanding shares of its adjustable rate cumulative preferred stock, on the outstanding shares of its 7.88% cumulative preferred stock and on the outstanding shares of its 7.60% cumulative preferred stock. The company also announced a 5% stock dividend on its outstanding shares of common stock.

5% Stock Dividend Declared

The Board of Directors declared a 5% stock dividend on the outstanding shares of common stock to be distributed February 28, 1997 to shareholders of record on February 14, 1997. The quarterly cash dividend declared today will be paid in respect of shares of common stock outstanding on February 14, 1997, and consequently will not be paid on the newly issued shares.

Giving effect to the 5% stock dividend, earnings per share for the second quarter of fiscal 1997 were $1.21 versus 69 cents for the same quarter last year; earnings per share for the first six months were $1.92 versus $1.29 for the comparable period a year ago.

Quarterly Cash Dividends Declared

The Board of Directors declared a regular quarterly cash dividend of 15 cents per share on the outstanding shares of common stock, payable February 28, 1997 to shareholders of record on February 14, 1997. The board also declared a quarterly cash dividend of 68.75 cents per share on the outstanding shares of adjustable rate cumulative preferred stock, payable April 15, 1997 to shareholders of record on March 31, 1997. In addition, the board declared a quarterly cash dividend of $3.94 per share on the outstanding shares of 7.88% cumulative preferred stock, which is equivalent to 49.25 cents per related depositary share, and a quarterly cash dividend of $3.80 per share on the outstanding shares of 7.60% cumulative preferred stock, which is equivalent to
47.50 cents per related depositary share, both payable April 15, 1997 to shareholders of record on March 31, 1997.

The Bear Stearns Companies Inc. is the parent company of Bear, Stearns & Co. Inc., a leading worldwide investment banking and securities trading firm serving governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers professional and correspondent clearing, including securities lending. Headquartered in New York City, the company has over 7,800 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco; and an international presence in Beijing, Buenos Aires, Dublin, Geneva, Hong Kong, London, Lugano, Manila, Paris, Sao Paulo, Shanghai, Singapore and Tokyo. As of December 31, 1996, total capital, including stockholders' equity and long-term borrowings, was $9.5 billion. Giving effect to the 5% stock dividend, book value as of December 31, 1996 was $17.67 per share, based on 151,529,084 shares outstanding.